                                                                      Exhibit 12
                                                                      ----------

Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                                                                                       February 4,
                                                                                                          1997
                                                                                                       (inception)
                                                                                                       to December
                                                               Years ended December 31,                    31,
                                                 ---------------------------------------------------  --------------
(dollars in thousands)                                   2001        2000        1999         1998         1997
----------------------------------------------------------------------------------------------------  --------------

Earnings..........................................      $8,619      $8,619       $8,619      $8,619       $7,781
                                                      ========     =======      =======     =======       ======

Fixed charges.....................................      $   --      $   --       $   --      $   --       $   --
Preferred securities distributions................       8,360       8,360        8,360       8,360        7,547
                                                      --------     -------      -------     -------       ------
Total combined fixed charges and
    preferred securities distributions............      $8,360      $8,360       $8,360      $8,360       $7,547
                                                      ========     =======      =======     =======       ======


Ratio of earnings to combined
    fixed charges and preferred
    securities distributions......................        1.03        1.03         1.03        1.03         1.03
                                                      ========     =======      =======     =======       ======